Exhibit 10.33

Second Amendment to

Employment Agreement for Jeffrey M. Nugent

This Second Amendment to Employment Agreement (this “Amendment”), is made and entered into on March 13, 2018, by and between Sientra, Inc., a Delaware corporation (the “Company”) and Jeffrey M. Nugent (the “Executive”).

Recitals

A.

The Company and Executive entered into that certain Employment Agreement, effective November 12, 2015, as amended by that certain Amendment to Employment Agreement, dated May 8, 2017 (together, the “Employment Agreement”).  Unless otherwise defined herein, all capitalized terms shall have the meanings assigned to them in the Employment Agreement.

B.	On March 2, 2018, the Board of Directors of the Company authorized the approval of certain amendments to the Employment Agreement.
C.	The Company and Executive desire to amend the Employment Agreement as set forth herein with all terms to be effective as of January 1, 2018 (the “Amendment Effective Date”).

Agreement

NOW, THEREFORE, for good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the Executive and the Company agree as follows:

1.Section 2.2 of the Employment Agreement is hereby amended such that (i) the Executive shall be eligible for an annual discretionary bonus of up to 100% of Executive’s Base Salary and (ii) the following sentence shall be inserted at the end of Section 2.2:

In addition, Executive shall be eligible to receive a special long-term performance bonus of up to $5,000,000 (the “Special Bonus”), which such Special Bonus shall be based upon the achievement of specific performance criteria within a five-year period commencing on March 15, 2018, as established by the Committee and communicated in writing to the Executive.  Executive must remain an active employee on the date the Special Bonus performance criteria is met, and whether Executive receives the Special Bonus shall be subject to the good faith determination of the Committee that the Special Bonus performance criteria has been achieved.

2.Section 3 of the Employment Agreement is hereby amended such that Relocation Expenses shall be reimbursed only if incurred by Executive not later than December 31, 2018.

3.Section 6.2 of the Employment Agreement is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

6.2Termination; Resignation.

(a)The Company may terminate Executive’s employment with the Company at any time for Cause (as defined below).  Further, Executive may resign at any time, with or without Good Reason (as defined below).  Executive’s employment with the Company may also be terminated due to Executive’s death or disability (as defined below).

(b) If Executive resigns for any reason, except as provided in this Agreement, or the Company terminates Executive’s employment for Cause, then (i) Executive will no longer vest in any equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will not be entitled to any severance benefits.  In addition, Executive shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

4.  Section 6.3 of the Employment Agreement is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

6.3      Termination without Cause; Death or Disability.  In the event Executive’s employment with the Company is terminated by the Company without Cause, or in the event Executive’s employment is terminated due to Executive’s death or disability (“disability” shall mean the failure of Executive to perform the essential functions of Executive’s position for a period of one hundred and twenty (120) consecutive calendar days, or for an aggregate of one hundred and eighty (180) calendar days in any twelve (12) month period due to Executive’s physical or mental disability or illness, or Executive is entitled to receive long-term disability benefits under the Company’s long-term disability plan), in each event prior to the closing of a Change in Control (as defined below), or more than twelve (12) months following the closing of a Change of Control, then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive remains in compliance with the terms of this Agreement, the Company shall provide Executive with the following severance benefits (collectively, the “Severance Benefits”):

(a)The Company shall pay Executive (i) an amount equal to twenty-four (24) months of Executive’s then-current Base Salary paid in a lump sum, plus (ii) a lump sum amount equal to two (2) times the Annual Bonus earned by Executive in connection with completion of the fiscal year prior to Executive’s Separation from Service.

(b)Provided that Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA

Premium Period”) starting on the Executive’s Separation from Service and ending on the earliest to occur of: (i) twenty four (24) months following Executive’s Separation from Service; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination.  In the event Executive becomes covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s employment termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether Executive elects COBRA continuation coverage and shall end on the earlier of (x) the date upon which Executive obtains other employment or (y) the last day of the 24th calendar month following Executive’s Separation from Service date.

(c)The Company shall accelerate the vesting of that portion of all then-unvested Company equity awards granted to Executive such that all of Executive’s then-outstanding unvested Company equity awards shall be deemed as vested and exercisable as of Executive’s Separation from Service date; provided further, Executive shall have one (1) year from the Separation from Service date to exercise any or all of Executive’s vested equity awards, after which such vested equity awards shall terminate and shall not longer be exercisable by Executive.

5.Section 6.4 of the Employment Agreement is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

1.4    Change in Control.

(a) If the Company terminates Executive’s employment with the Company without Cause, or Executive resigns for Good Reason, in either case on or within twelve (12) months following the closing of a Change in Control (as defined below), and such termination represents a Separation from Service, then Executive shall be entitled to the Severance Benefits as set forth in Section 6.3.

(b) In addition, and notwithstanding anything contained herein to the contrary, all of Executive’s then-unvested Company equity awards that exist on the closing of a Change in Control shall accelerate in full and will be deemed vested and exercisable as of the closing of such Change in Control.

6.Except as specifically provided for in this Amendment, the terms of the Employment Agreement shall be unmodified and shall remain in full force and effect. In the event that any provision of this Amendment and the Employment Agreement conflict, the provision of this Amendment shall govern.

7.This Amendment will be effective upon the Amendment Effective Date.

8.This Amendment may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.  This Amendment shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. For the avoidance of doubt, the Amendment shall become part of the Employment Agreement and therefore subject to its terms.

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In Witness Whereof, the parties have executed this Amendment to Employment Agreement as of the date first set forth above.

SIENTRA, INC.

By:	/s/ Nicholas J. Simon

Name: Nicholas J. Simon On behalf of the Board of Directors

Executive

/s/ Jeffrey M. Nugent
Name: Jeffrey M. Nugent